Exhibit 23.1

Consent of KPMG LLP

The Board of Directors
Essex Property Trust, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-102552, 333-44467, and 333- 21989), the registration statement on Form S-3D (No. 333-36029) and the registration statement on Form S-8 (No. 333-55646) of Essex Property Trust, Inc. of our report dated December 17, 2002 with respect to the combined statement of revenue and certain expenses of The Sachs Portfolio for the year ended December 31, 2001, which report appears in the current report on Form 8-K/A of Essex Property Trust, Inc., dated February 19, 2003 (date of earliest events reported December 17, 2002). Such report contains a paragraph that states that The Sachs Portfolio's combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in note 1. It is not intended to be a complete presentation of The Sachs Portfolio's combined revenue and expenses.

/s/ KPMG LLP

San Francisco, California
February 19, 2003